AGREEMENT

This agreement (this "Agreement") is effective as of March 16, 2014 as amended on July  21, 2014, by and between  ExactRep Limited, a UK company with its principal place of business at 54 Wyken Avenue, Coventry, England, and Arazu Incorporated, a Florida corporation.

WHEREAS, ExactRep  is in the business of designing, developing,  manufacturing and selling aftermarket add on customized motorcycle parts and accessories (the “Products”) as more fully set forth on Exhibit A hereto through its wholly owned subsidiary (or under the trade name Bespoke Motorcycle parts) and desires to grant Arazu an exclusive license to distribute the Product for wholesale and retail sale in North America (the “Territory”);

WHEREAS, Arazu desires to hold the license and be the exclusive distributor of the Products in North America and ExactRep desires to provide support  to Arazu as its distributor in the Territory.; and

WHEREAS, the licensed use (“Licensed Use”) means sale, marketing and distribution of the Product, in finished goods including but not limited to the Product which bears the ExactRep name.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

1. Recitals. The above recitals are true and form a part of this Agreement.

2. Grant.  ExactRep grants, under this license, Arazu, an exclusive right to use, distribute, market,  and sell the Product in the Territory.   Arazu shall actively promote, market, and sell the Product for the Licensed Use in the Territory.

3. Marketing. ARAZU shall develop a website (the “Website”) specifically to distribute the Products in the North American geographical area and create a branding campaign to promote and advertise the Products. For a period of six months, EXACTREP will pay ARAZU a fixed fee of $15,000 per months.

4. Sales & Distribution.  Six months after execution hereof, EXACTREP, will  deliver to ARAZU, on consignment, the Products as requested from time to time to meet Product sales received via the Website.

5 Best Efforts. ARAZU agrees to devote its best efforts to the sale of the Products.

PROCEEDS OF SALES.

6.  Invoicing and Payment.  “Net Sales” shall mean the amounts invoiced to customers less amounts representing damaged product, product returns,  and sales, use, import, export, excise taxes.

ExactRep shall receive 85% and Arazu shall receive 15% of all net sales of the Products in the Territory.

Until the Website is complete, ExactRep will collect payment for sales of the Product in the Territory and pay fees, if any, due to Azazu within ten days after the end of the month in which sales are made. Fees payable to Arazu shall be 15% of net sales. Once the Website is complete, ARAZU will collect payment for sales of the Product in the Territory and pay fees, if any, due to EXACTREP within ten days after the end of the month in which sales are made.

The amount determined in the previous sentence shall be paid to EXACTREP in accordance with the attached schedule. With each payment, ARAZU will provide EXACTREP with a written report that sets forth the calculation of the amount of the net proceeds payment and the extent of any inventory held by Arazu.

7. Records. ARAZU shall keep accurate records regarding the quantities of the Parts that are sold. EXACTREP shall have the right to inspect such records from time to time after providing reasonable notice of such intent to ARAZU.

8. Title To Merchandise. Consigned merchandise shall remain the property of EXACTREP until sold, except that ARAZU shall be responsible for all shortages, loss, or damage, while the merchandise is under the control of ARAZU.

9. Payroll Taxes. ARAZU shall be exclusively liable for, and shall indemnify EXACTREP against such liability for, all employee payroll taxes and insurance arising out of wages payable to persons employed by ARAZU in connection with the performance of this Agreement.

10.  Defaults. If ARAZU fails to abide by the obligations of this Agreement, including the obligation to remit the consignment payment to EXACTREP when due, EXACTREP shall have the option to cancel this Agreement by providing 15 days' written notice to ARAZU, but subject to Termination as set forth in Paragraph 12 below.

ARAZU shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

11. Transfer Of Rights. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement unless the prior written consent of the other party is obtained.

12. Term. This Agreement shall have a term of 10 years  (the “Term”) from the date of execution hereof and shall automatically renew unless the party seeking termination provides written notice of termination six months prior to the end of the Term.

13. Termination For Cause. This Agreement can also be terminated for cause.   If either party breaches or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within thirty (30) days after the giving of notice by the other party specifying such breach or default, the non-defaulting party shall have the right to terminate this Agreement, effective with ten (10) days further notice to the defaulting party.

Either party shall have the right to terminate this Agreement for cause (“Cause”) upon thirty (30) days notice to the other party, if the other party becomes involved in financial difficulties as evidenced:

(i) by that other party's commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case; or

(ii) by its failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within sixty (60) days after initiation of such action or petition; or

(iii) by its seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief; or

(iv) by the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

(v) by its making as assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties with respect to the subject matter of this agreement.

14. Amendment. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

15. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida without regard to conflict of law principals.

ExactRep Limited

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Henry Doyle, Chief Executive Officer

Arazu Incorporated

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By: Paul Clewlow, Chief Executive Officer